Trinitech Systems, Inc.
333 Ludlow Street
Stamford, Connecticut 06902


FOR IMMEDIATE RELEASE

CONTACTS:      INVESTORS                         NEWS MEDIA
               PETER KILBINGER HANSEN            JOHN HENDERSON
               PRESIDENT                         RUBENSTEIN ASSOCIATES
               TRINITECH SYSTEMS, INC.           TEL:  (212) 843-8054
               TEL:  (203) 425-8000

             TRINITECH SYSTEMS, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

Stamford, Connecticut, July 15, 1997: TRINITECH SYSTEMS, INC. (AMEX: TSI) announced today that its Board of Directors has adopted a Stockholder Rights Plan and has declared a dividend granting to its stockholders the right to purchase for each Common Share one one-hundredth of a share of a series of preferred stock that will be established by the Company, at a price of $40 for each one one-hundredth of a Preference Share. The Rights will be issued on July 31, 1997 or shortly thereafter, to shareholders on that date.

The Company stated that the Plan is designed to protect stockholders from various abusive takeover tactics, including attempts to acquire control of the Company at an inadequate price which would deny stockholders the full value of their investments. The plan is designed to assure that any acquisition of the Company and/or any acquisition of control of the Company would take place under circumstances in which the Board of Directors can secure the best available transaction for all of the Company's stockholders. The Plan will encourage a potential buyer to negotiate appropriately with the Board prior to attempting a takeover and will have no effect on lawful proxy solicitation activity.

Initially, the Rights are attached to the Company's common stock and are not exercisable. They become detached from the common stock and became immediately exercisable after any person or group becomes the beneficial owner of 20% or more of the Company's common stock or 10 days after any person or group of persons publicly announces a tender or exchange offer that would result in that same beneficial ownership level. If a buyer becomes a 20% owner in the Company, all Rights holders except such "Acquiring Person" (as defined in the "Plan") will be entitled to purchase the Company's stock at a price discounted from the then market price. If the Company is acquired in a merger after such acquisition, all Rights holders except the Acquiring Person will also be entitled to purchase stock in the acquiring company at a discount in accordance with the Plan.


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The distribution of Rights will be made to common stockholders of record on July
31, 1997 and shares of common stock that are newly-issued after that date will also carry Rights until the Rights become detached from the common stock. The Rights will expire on July 31, 2007. The Company may redeem the Rights for $.01 each at any time before a buyer acquires a 20% position in the Company, and under certain other circumstances. The Rights distribution is not taxable to stockholders. Details of the Plan are included with a letter which will be mailed to all of the Company's stockholders of record as of July 31, 1997.

TRINITECH SYSTEMS INC. (AMEX: TSI) is headquartered in Stamford Connecticut. The Company develops and markets advanced electronic trading systems to brokerage firms, international banks, and global exchanges trading in equities, futures & options and currencies. Trinitech has also successfully leveraged its patented flat panel hardware technology, the Trinitech TouchPad(R), through sales outside of the financial sector. The Company's goal is to become the leading provider of real-time electronic trade entry and routing systems to the global financial services industry. Trinitech also maintains operations in Chicago and London.


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